Exhibit 3.7

Articles Of Amalgamation
Business Corporations Act
Section 179

1.	Name of Amalgamated Corporation

     CGG CANADA SERVICES LTD.

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

     The Corporation is authorized to issue one class of shares of an unlimited number.

3.	Restrictions on share transfers (if any):

     No share of the Corporation may be transferred without approval of the Board of Directors.

4.	Number, or minimum and maximum number of directors:

     Not less than 1 and no more than 7.

5.	If the Corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

     None.

6.	Other provisions (if any):

     The attached Schedule A is incorporated into and forms part of these Articles of Amalgamation.

7. Name of Amalgamating Corporations:	Corporate Access Number:

CGG CANADA SERVICES LTD.	208552257
GEONEXUS CORP.	207102054

Cameron G. Mack

Name of Person Authorizing (please print)	Identification

Solicitor and Agent	February 1, 2000

Title (please print)	Date

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries. Research and Program Support, 3rd Floor, Commerce Place. 10155 – 102 Street, Edmonton, Alberta, T5J 4L4. (780) 422-7330.

Schedule A

CGG CANADA SERVICES LTD.

1.	The number of shareholders of the Corporation, exclusive of:

(a)	persons who are in its employment and are shareholders of the Corporation; and

(b)	persons who, having been formerly in the employment of the Corporation, were while in that employment shareholders of the Corporation and have continued to be shareholders of the Corporation after termination of employment, is limited to 50 persons, 2 or more persons who are joint registered owners of 1 or more shares being counted as a single shareholder.

2.	Any invitation to the public to subscribe for the securities of the Corporation is prohibited.

3.	There is a lien on shares registered in the name of a shareholder for a debt to the Corporation.

4.	The directors may appoint 1 or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed a of the number of directors who held office at the expiration of the last annual meeting of the Corporation.